WALGREEN CO. INCREASES QUARTERLY DIVIDEND 21.7 PERCENT

AUTHORIZES $1 BILLION STOCK REPURCHASE PROGRAM

DEERFIELD, Ill., July 14, 2004 - The board of directors of Walgreen Co. (NYSE, NASDAQ: WAG) today increased the quarterly dividend 21.7 percent to 5.25 cents per share from the previous rate of 4.3125 cents per share. The board also announced a stock repurchase program of up to $1 billion, which the company plans to execute over the next four years.

The dividend increase raises the annual rate from 17.25 cents per share to 21 cents per share. The dividend is payable Sept. 11, 2004, to shareowners of record Aug. 20, 2004.

Walgreens has paid a dividend in 287 straight quarters and has raised its dividend for 29 consecutive years.

"Our ability to simultaneously increase our dividend and initiate a stock repurchase program reflects our earnings performance and strong cash flow position," said Walgreens Chairman and CEO David Bernauer. "The repurchase program is another vote of confidence in our company and our future, and reflects our commitment to increase shareholder value."

Walgreens, the nation's largest drugstore chain, earlier reported record sales for the third quarter of fiscal 2004 of $9.6 billion, up 15.0 percent from a year earlier. Net earnings for the quarter increased 16.4 percent from a year ago to a record $344.6 billion.

Walgreens operates 4,442 drugstores in 44 states and Puerto Rico and plans to open more than 425 new stores in fiscal 2004. The company also operates Walgreens Health Initiatives, its pharmacy benefit management services subsidiary, and provides home care services, mail service pharmacy and specialty pharmacy services. Its online pharmacy, Walgreens.com, extends the services and products of Walgreens drugstores to the Internet for additional access and convenience.